November 2016 Performance Update

Equinox Frontier Funds Supplement Dated November 30, 2016 to Prospectus Dated April 29, 2016. Equinox Frontier Funds Class 1

E Q U I N O X F R O N T I E R F U N D S ' G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

	November performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	November 30, 2016	November 30, 2016	NAV / Unit

	MTD	YTD

Equinox Frontier Diversified Fund-1	0.14%	-2.07%	$ 113.13
Equinox Frontier Long/Short Commodity Fund-1a	5.16%	2.03%	$ 96.69
Equinox Frontier Masters Fund-1	-0.79%	-0.19%	$ 112.66

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund's Appendix to the Prospectus.

* The above table sets forth the actual performance of the Fund and Class as of November 30, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS